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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post Effective Amendment No. 1 to Registration Statement No. 333-85520 of Hartford Life Insurance Company of our report dated February 19, 2003, relating to the financial statements of Hartford Life Insurance Company, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

Hartford, Connecticut

April 4, 2003